NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange LLC ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the Common Shares of Beneficial Interest (the 'common shares'), the 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, the 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, the 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, the 7.625% Senior Notes Due 2024, and the 7.125% Senior Notes due 2019 (collectively with the common shares, the 'Securities') of RAIT Financial Trust (the 'Company') from listing and registration on the Exchange at the opening of business on December 17, 2018, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the common shares are no longer suitable for continued listing and trading on the Exchange. The Exchange has determined that the Company is no longer suitable for listing based on 'abnormally low' price levels, pursuant to Section 802.01D of the Listed Company Manual. The Exchange, on May 11, 2018, determined that the Securities should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by phone and letter on May 11, 2018. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on May 11, 2018. Trading in the Securities was suspended intra-day on May 11, 2018. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On May 29, 2018 the Exchange received a letter from the Company to request a hearing before the Committee. The hearing was held on October 11, 2018. On December 4, 2018, the Committee issued a decision that affirmed the determination of the Exchange to delist the Securities. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.